Exhibit 99.1

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-26-02

THE GEO GROUP ANNOUNCES EXPANSION OF

REVOLVING CREDIT FACILITY BY $100 MILLION

Boca Raton, Fla. – January 22, 2026 — The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) announced today the closing of an amendment to the Company’s Amended Credit Agreement to increase GEO’s Revolving Credit Facility commitments from $450 million to $550 million, effective January 20, 2026.

George C. Zoley, Executive Chairman of GEO, said, “We are pleased with this recent amendment to upsize our Revolving Credit Facility, which provides us with enhanced balance sheet flexibility while remaining positioned for future growth needs and long-term shareholder value creation, including through our expanded stock repurchase authorization announced in November. This important amendment also continues to demonstrate the growing support from our banking partners.”

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 95 facilities totaling approximately 75,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 20,000 employees.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission including its Form 10-K, 10-Q and 8-K reports. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission, including those referenced above. GEO disclaims any obligation to update or revise any forward-looking statements, except as required by law.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations